Exhibit 99.1
San Juan Basin Royalty Trust
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
News Release
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, August 21, 2006 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $10,197,887.80 or $0.218797 per unit, based principally upon production during the month of June 2006. The distribution is payable September 15, 2006, to unit holders of record as of August 31, 2006.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,527,812 Mcf (3,762,139 MMBtu). Dividing revenues by production volume yielded an average gas price for June 2006 of $5.35 per Mcf ($5.02 per MMBtu) as compared to $5.71 per Mcf ($5.36 per MMBtu) for May 2006. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,737,475. Lease operating expense was $2,048,718 and taxes were $1,951,202.
     This month’s distribution decreased from the prior month primarily due to lower gas pricing for June. Market conditions – including mild weather trends and above-average working gas inventories – continue to affect natural gas pricing. It is difficult to predict what effect these conditions will have on future distributions.

Contact:	San Juan Basin Royalty Trust Lee Ann Anderson, Vice President and Senior Trust Officer Kaye Wilke, Investor Relations, toll-free: (866) 809-4553 Fax: (817) 735-0936 Website: www.sjbrt.com